Exhibit 99.1

PRESS RELEASE

Contact:

Joel A. Fernandes
Threshold Pharmaceuticals, Inc.

650.474.8273

IR@thresholdpharm.com

Threshold Pharmaceuticals and Merck KGaA Announce Global Agreement to Co-Develop and Commercialize Phase 3 Hypoxia-Targeted Drug TH-302

•	Threshold to receive $25 million upfront, plus further potential milestones and royalties
•	Deal provides Threshold option to co-commercialize in the United States
•	Phase 3 trial in soft tissue sarcoma on-going and randomized Phase II trial in patients with pancreatic cancer expected to report in February 2012

SOUTH SAN FRANCISCO, CA – (Market Wire) February 3, 2012 – Threshold Pharmaceuticals, Inc (NASDAQ: THLD) today announced that a global agreement was signed with Merck KGaA, Darmstadt, Germany, to co-develop and commercialize TH-302, Threshold’s small molecule hypoxia-targeted drug. TH-302 is currently being investigated in a global Phase 3 clinical trial in patients with soft tissue sarcoma, a randomized Phase 2 trial in patients with advanced pancreatic cancer from which top-line results are expected in February, as well as additional clinical studies in other solid tumors and hematological malignancies.

Under the terms of the agreement, Merck will receive co-development rights, exclusive global commercialization rights and will provide Threshold an option to co-commercialize the therapeutic in the United States. In exchange, Threshold will receive an upfront payment of $25 million and could receive up to $35 million in additional development milestones during 2012.  Threshold is also eligible to receive a $20 million milestone payment based on positive results from its randomized Phase 2 trial in pancreatic cancer. Total potential milestone payments are $525 million, comprised of $280 million in regulatory and development milestones and $245 million in sales-based milestones.

In the United States, Threshold will have primary responsibility for development of TH-302 in the soft tissue sarcoma indication. Threshold and Merck KGaA will jointly develop TH-302 in all other cancer indications being pursued. Merck KGaA will pay 70% of worldwide development costs for TH-302.

Subject to FDA approval in the United States, Merck KGaA will initially be responsible for commercialization of TH-302 with Threshold receiving a tiered, double-digit royalty on sales. Under the royalty-bearing portion of the agreement, Threshold retains the option to co-promote TH-302 in the United States. Additionally, Threshold retains the option to co-commercialize TH-302 allowing the company to participate in up to 50% of the profits in the United States based on certain revenue tiers. Outside of the United States, Merck KGaA will be solely responsible for the commercialization of TH-302 with Threshold receiving a tiered, double-digit royalty on sales in these territories.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

“The addition of TH-302 to our pipeline provides an important opportunity in several different tumor types to expand our oncology development program,” said Susan Jane Herbert, Head of Global Business Development and Strategy, Merck Serono. “Given the fact that pancreatic cancer is a very difficult to treat indication, successful Phase II results could represent important upside for our company.”

“We are excited by the new resources that our partnership is going to bring to the development of TH-302 and the expertise in clinical development and commercialization that Merck will contribute to this program,” said Barry Selick, President and CEO of Threshold. “This collaboration provides Threshold a strong and committed partner with a shared vision for TH-302.”

Morrison & Foerster LLP acted as legal counsel for Threshold in this transaction.

About TH-302

TH-302 is a hypoxia-targeted drug that is thought to be activated under tumor hypoxic conditions, a hallmark for many cancer indications. Areas of low oxygen levels (hypoxia) within tissues are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be extremely hypoxic.

TH-302 has been investigated in over 550 patients in Phase I/II clinical trials to date in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs.

Threshold has several ongoing clinical trials including, but not limited to, a controlled Phase 2 trial of TH-302 in combination with gemcitabine versus gemcitabine alone in patients with advanced pancreatic cancer and a Phase 3 study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma.

TH-302 development in soft tissue sarcoma

A Phase 3 trial of TH-302 in patients with first-line advanced soft tissue sarcoma (STS) was initiated in September, 2011, based on results from a Phase 1/2 trial investigating its use in combination with the chemotherapeutic doxorubicin. This randomized, multi-center Phase 3 trial will investigate the use of TH-302 plus doxorubicin compared with doxorubicin alone. The primary efficacy endpoint is overall survival. The study is conducted under a Special Protocol Assessment with the U.S. Food and Drug Administration. It is being run in partnership with the Sarcoma Alliance for Research through Collaboration (SARC) and aims to enroll 450 patients with metastatic or locally advanced unresectable STS.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

TH-302 development in pancreatic cancer

Results from a randomized, controlled, multi-center Phase 2 trial of TH-302 in patients with first-line pancreatic cancer are expected to be announced in February 2012. This trial of 214 previously untreated patients with locally advanced unresectable or metastatic pancreatic adenocarcinoma started in June, 2010, and completed enrollment in June, 2011. Two different doses of TH-302 in combination with the chemotherapeutic gemcitabine were compared to gemcitabine alone, with progression free survival (PFS) as the primary endpoint.

Soft tissue sarcoma

Sarcomas are a group of aggressive cancers of connective tissue of the body for which there are currently limited treatment options. Soft tissue sarcomas are treated with surgery, chemotherapy and radiation. Doxorubicin as a single agent or in combination with ifosfamide are the most commonly used chemotherapeutic regimens in patients with advanced soft tissue sarcoma, but response rates are generally low and toxicity can be significant. The American Cancer Society estimates that 10,980 people were diagnosed with a soft tissue sarcoma in the United States in 2011, and approximately 3,920 people died from the disease. In Europe, it is estimated that more than 32,000 people were diagnosed with soft tissue sarcoma in 2010.

Pancreatic cancer

Pancreatic cancer is a malignant neoplasm of the pancreas with current treatment options including surgery, radiotherapy and chemotherapy. Gemcitabine as a single agent or in combination with other treatments is the most commonly used chemotherapeutic agent in patients with advanced pancreatic cancer. It is estimated that approximately 279,000 cases of pancreatic cancer were diagnosed worldwide in 2008. Pancreatic cancer is the fourth most common cause of cancer death both in the United States and internationally. The American Cancer Society estimates that 44,030 people were diagnosed with pancreatic cancer in the United States in 2011, and approximately 37,660 people died from the disease.

About Merck Serono

Merck Serono is the biopharmaceutical division of Merck KGaA, Darmstadt, Germany, a global pharmaceutical and chemical company. Headquartered in Geneva, Switzerland, Merck Serono discovers, develops, manufactures and markets prescription medicines of both chemical and biological origin in specialist indications. In the United States and Canada, EMD Serono operates as a separately incorporated affiliate of Merck Serono.

Merck Serono has leading brands serving patients with cancer (Erbitux®, cetuximab), multiple sclerosis (Rebif®, interferon beta-1a), infertility (Gonal-f®, follitropin alfa), endocrine and metabolic disorders (Saizen® and Serostim®, somatropin), (Kuvan®, sapropterin dihydrochloride), (Egrifta®, tesamorelin), as well as cardiometabolic diseases (Glucophage®, metformin), (Concor®, bisoprolol), (Euthyrox®, levothyroxine). Not all products are available in all markets.

With an annual R&D expenditure of over € 1bn, Merck Serono is committed to growing its business in specialist-focused therapeutic areas including neurodegenerative diseases, oncology, fertility and endocrinology, as well as new areas potentially arising out of research and development in rheumatology.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

About Merck

Merck is a global pharmaceutical and chemical company with total revenues of € 9.3 billion in 2010, a history that began in 1668, and a future shaped by more than 40,000 employees in 67 countries. Its success is characterized by innovations from entrepreneurial employees. Merck's operating activities come under the umbrella of Merck KGaA, in which the Merck family holds an approximately 70% interest and shareholders own the remaining approximately 30%. In 1917 the U.S. subsidiary Merck & Co. was expropriated and has been an independent company ever since.

For more information, please visit www.merckserono.com or www.merckgroup.com

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of patients with some hematologic malignancies. For additional information, please visit the company’s website: www.thresholdpharm.com.

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding potential payments from Merck to Threshold, development and commercialization plans for TH-302, TH-302's potential ability to treat soft tissue sarcoma and pancreatic cancer, planned clinical trials and anticipated results, and potential therapeutic uses and benefits of TH-302. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to accomplish milestones that will trigger payments, Threshold's and Merck’s ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether such trials confirm results from earlier trials and preclinical studies, potential side effects associated with TH-302, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results), and Threshold’s and Merck’s ability to obtain regulatory approval for the marketing of TH-302.. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities Exchange Commission on November 3, 2011 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com